NEWS

Contact:	Tom Hoyt
(313) 322-1524
thoyt@ford.com

IMMEDIATE RELEASE

FORD HIRES STRATEGIC ADVISOR, KENNETH LEET

DEARBORN, Mich., Aug, 2, 2006 - Ford Motor Company announced today that it has hired Kenneth H.M. Leet as a strategic advisor to Bill Ford, the company's chairman and chief executive officer.

Mr. Leet is an 18-year veteran of Goldman Sachs, serving the firm in its London and New York offices, where he was a partner and was responsible for its investment banking activities with industrial companies, including Ford Motor. Mr. Leet has also led European banking operations for Bank of America. In his new role as an advisor, Mr. Leet will report directly to Bill Ford and work closely with senior management in exploring a broad range of strategic alternatives for the company.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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